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                                                                     EXHIBIT 4.2



                           CERTIFICATE OF ELIMINATION

                                     OF THE

                      SERIES A CONVERTIBLE PREFERRED STOCK,
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       AND
                            SERIES C PREFERRED STOCK

                                       OF

                              ENERGY PARTNERS, LTD.

                       (Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware)

                  ENERGY PARTNERS, LTD., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                  1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation, by resolutions duly adopted, authorized the issuance of (A) a series of 500,000 shares of Series A Convertible Preferred Stock, stated value $100 per share, (B) a series of 150,000 shares of Series B Convertible Preferred Stock, stated value $100 per share, and (C) a series of 900,000 shares of Series C Preferred Stock, stated value $100 per share, and established the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series and, on November 16, 1999, filed a certificate of designations with respect to each such series, in each case in the office of the Secretary of State of the State of Delaware.

                  2. That the Board of Directors of the Corporation has adopted the following resolution:

                           "RESOLVED, that none of the authorized shares of the
                  Corporation's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to each such series.

                  3. That, accordingly, all matters set forth in the certificate of designations with respect to each of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock be, and hereby are, eliminated from the Corporation's Restated Certificate of Incorporation, as amended.

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                  In witness whereof, the Corporation has caused this
Certificate to be signed by its duly authorized officer this 11th day of January, 2002.


                                         ENERGY PARTNERS, LTD.


                                         By:
                                            -----------------------------------
                                            Name:   Suzanne V. Baer
                                            Title:  Executive Vice President and
                                                    Chief Financial Officer